Exhibit 10.2

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2022, by and among Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), KSA Industries, Inc., a Delaware corporation (the “KSA Seller”), and each of the other parties identified on the signature pages of this Agreement as a Seller (collectively with the KSA Seller, the “Sellers”).
1.    Repurchase and Sale of Shares. Upon the terms set forth in this Agreement, effective as of the Closing, the Company hereby repurchases and acquires from each Seller, and each Seller hereby sells, assigns, delivers and transfers to the Company, the number of shares of common stock of the Company, par value $0.10 per share, owned by such Seller and listed opposite the name of such Seller on Exhibit A to this Agreement (the “Shares”), at a price per Share of $36.00, representing aggregate consideration to all Sellers for all of the Shares of $69,927,588.00 (the “Closing Consideration”), to be paid in accordance with Section 2 of this Agreement.
2.    Closing. The closing of the repurchase and acquisition by the Company and the sale, assignment, deliverance and transfer by the Sellers of the Shares (the “Closing”) shall be held on the date hereof (the “Closing Date”). On the Closing Date, (i) each Seller shall (A) deliver or cause to be delivered to the Company or its transfer agent, as instructed by the Company, the certificates representing such Seller’s Shares, as well as other appropriate documentation requested by the transfer agent, or (B) in lieu of any such certificates, for Shares (x) held of record by a Seller in book-entry form, such Seller shall deliver the appropriate documentation requested by the Company’s transfer agent or (y) held through a broker or other nominee, such Seller may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian) of such Seller’s Shares to one or more accounts designated by the Company; and (ii) upon receipt of such Shares, the Company shall pay the applicable portion of the Closing Consideration for the Shares repurchased and acquired hereunder from each Seller, as set forth on Exhibit A, by wire transfer to the bank account specified by the Seller in writing to the Company. On the Closing Date, if the evidence or the requisite documentation required by this Section 2 has not been delivered with respect to all of the Sellers’ Shares in order to effect a repurchase and acquisition of all of the Sellers’ Shares on the Closing Date, then the Company shall repurchase and acquire those Sellers’ Shares for which the evidence or the requisite documentation required by this Section 2 has been delivered on the Closing Date and shall effect additional Closings for those Sellers’ Shares promptly after the applicable Seller has delivered the evidence or the requisite documentation required by this Section 2; provided, however, that the Company shall not be required to effect additional Closings with respect to Shares for which the requisite documentation is delivered later than 15 days from the date hereof.
3.    Representations and Warranties of Sellers. Each Seller, severally and not jointly, and making representations only as to himself, herself or itself, as applicable, hereby represents and warrants to the Company as of the date hereof as follows:
(a)    Such Seller is the sole direct beneficial owner of all of the Shares listed opposite such Seller’s name on Exhibit A to this Agreement (or, in the case of Shares indicated on Exhibit A as being held through a custodian, the sole beneficial owner). Except in the case of the Shares held by the Seller in “street name” through a broker or other nominee and the Shares indicated on Exhibit A as being held through a custodian, such Seller is the sole record owner of all of the Shares listed opposite such Seller’s name on Exhibit A to this Agreement. No person or entity has asserted any claim or commenced (or, to the Seller’s knowledge, threatened to commence) any action, suit or proceeding concerning such Seller’s title to or ownership of such Shares. Upon delivery of the applicable portion of the Closing Consideration for the Shares repurchased and acquired hereunder from the Seller, such Seller will convey to the Company title to the Seller’s Shares, free and clear of any liens, encumbrances, or charges, of any kind (other than any lien, encumbrance or charge arising as a result of the Company’s repurchase or ownership of any such Shares or which arise under applicable federal and state securities laws);

(b)    Other than as set forth in this Agreement and as is being sold to the Company hereunder, the Seller does not own, beneficially or of record, any additional shares of capital stock or other equity interests in the Company;
(c)    Such Seller (i) if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate or other entity power and authority to enter into this Agreement, and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other entity action on behalf of such Seller, or (ii) if an individual, has the full capacity to enter into this Agreement, the power to make investment decisions with respect to the Shares, and to perform the terms and provisions hereof;
(d)    This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;
(e)    The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated by this Agreement (i) will not result in a breach or violation by the Seller of, or constitute a default by the Seller under, any of Seller’s governing documents or any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, deed of trust, statute, rule or regulation to which the Seller is a party or by which the Seller is bound, in each case, other than any breach, violation or default that would not materially impair the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, and (ii) does not require the Seller to obtain any consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) make any filing with, any governmental authority or court, or body or arbitrator having jurisdiction over such Seller.
(f)    Such Seller has (i) reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 11, 2022, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022, the Company’s Current Reports on Form 8-K filed with the SEC after December 31, 2021, and other publicly available information regarding the Company, and such other information that it and its advisers deem necessary and sufficient to make its decision to enter into this Agreement, (ii) made such Seller’s own investigations of the Company and the Company’s businesses, personnel, operations and prospects, (iii) had an opportunity to discuss the Company’s business, management and financial affairs with officers of the Company, (iv) has been granted the opportunity to obtain any additional information that the Seller deems necessary to verify the accuracy of such information, documents and other materials and to ask questions of, and have received satisfactory answers from, representatives of the Company concerning the Company, and (v) conducted and completed its own independent due diligence with respect to the transactions contemplated by this Agreement;
(g)     Such Seller (i) is familiar with the business and financial condition, properties, operations and prospects of the Company, (ii) has had such time as the Seller deems necessary and appropriate to review and analyze such information, documents and other materials to enable it to form such independent judgment, (iii) has independently made its own analysis and decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, (iv) has such knowledge and experience in financial and business matters as to be capable, alone or with such Seller’s advisors, of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (v) is relying exclusively on its own investment analysis and due diligence (including such professional advice as it deems appropriate and the work performed by the KSA Seller and its advisors) and the representations and warranties by the Company set forth herein with respect to the transactions contemplated by this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, (vi) is consummating the transactions contemplated by this

Agreement with a full understanding of the terms, conditions and risks associated with such transactions and willingly assumes those terms, conditions and risks, and (vii) has carefully reviewed the terms and provisions of this Agreement and evaluated such Seller’s rights and obligations contained herein;
(h)    Such Seller acknowledges that the Company may be privy to material non-public information regarding the Company (collectively, the “Non-Public Information”), which may be material to a reasonable investor, such as the Seller, when making investment disposition decisions, including the decision to enter into the Agreement, and the Seller’s decision to enter into the Agreement is being made with full recognition and acknowledgment that the Company may be privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to the Seller, and without reliance on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the transactions contemplated by this Agreement. Such Seller hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of Non-Public Information or any disparity of information in connection with the matters contemplated by this Agreement and the Company shall not have any liability to the Seller, and the Seller to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against the Company, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Non-Public Information in connection with the purchase of the Shares and the transactions contemplated by this Agreement;
(i)    Such Seller acknowledges and agrees that the Company is relying on the Seller’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated by this Agreement and the Seller agrees to such reliance. Without such representations, warranties and agreements, the Company would not enter into this Agreement and the transactions contemplated by this Agreement;
(j)    Such Seller acknowledges that it has not relied upon (and expressly disclaims reliance upon) any express or implied representations or warranties of any nature made by or on behalf of the Company or its affiliates or any of their respective officers, directors, managers, partners, members, stockholders, equityholders, agents or advisors or any other person or entity, whether or not any such representations, warranties or statements were made in writing or orally, except for the representations and warranties of the Company expressly set forth in Section 4 of this Agreement for the benefit of the Seller; and
(k)    In the six-month period leading up to the date of this Agreement, such Seller has not bid for or purchased any shares of Common Stock.
4.    Representations and Warranties of Company. The Company represents and warrants to each Seller as of the date hereof as follows:
(a)    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;
(b)    This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;
(c)    The Company has the corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Company has taken all action required to authorize the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement;
(d)    The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not result in a breach or violation by the

Company of, or constitute a default by the Company under, any of its governing documents or any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, deed of trust, statute, rule or regulation to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or any of its subsidiaries’ properties or assets is subject, in each case, other than any breach, violation or default that would not materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, and no authorization, approval or consent, except to the extent obtained, is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement;
(e)     The Company will have as of the Closing Date sufficient funds lawfully available to consummate the transactions contemplated by this Agreement. As of immediately prior to and after the Closing, the Company’s “capital” (as defined and computed in accordance with Sections 160 and 244 of the General Corporation Law of the State of Delaware) will not be impaired;
(f)    Both immediately prior to and after giving effect to the transactions contemplated by this Agreement, the Company shall be solvent (as defined below). For purposes of this Agreement, the term “solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole, (i) are able to pay their respective debts as they become due; (ii) own property which has a fair value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries;
(g)    The Company (i) has independently made its own analysis and decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, (ii) is relying exclusively on its own investment analysis and due diligence (including such professional advice and reports or opinions as it deems appropriate) and the representations and warranties of the Sellers set forth herein with respect to the transactions contemplated by this Agreement and the Shares, (iii) is consummating the transactions contemplated by this Agreement with a full understanding of the terms, conditions and risks associated with such transactions and willingly assumes those terms, conditions and risks, and (iv) has carefully reviewed the terms and provisions of this Agreement and evaluated the Company’s rights and obligations contained herein;
(h)    The Company’s Board of Directors or a special committee thereof has (a) received an opinion of a nationally known advisory firm whose identity has previously been disclosed to the Seller as to the fairness of the transactions contemplated by this Agreement, from a financial point of view, to the Company, and (b) received an opinion of an affiliate of such firm as to the solvency of the Company, in each case based on and subject to the matters set forth in such opinions, including the various assumptions made, procedures, followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinions as set forth therein, and neither such opinion has been withdrawn, revoked or otherwise modified as of the date hereof.
(i)    The Company acknowledges and agrees that the Sellers are relying on the Company’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated by this Agreement and the Company agrees to such reliance. Without such representations, warranties and agreements, the Sellers would not enter into this Agreement and the transactions contemplated by this Agreement; and
(j)    The Company acknowledges that it has not relied upon (and expressly disclaims reliance upon) any express or implied representations or warranties of any nature made by or on behalf of the Sellers or their respective affiliates, whether or not any such representations, warranties or statements were made in writing or orally, except for the representations and warranties of the Sellers as expressly set forth in Section 3 of this Agreement for the benefit of the Company.

5.    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.
6.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, heirs, executors, administrators, representatives, successors and permitted assigns. The Agreement may not be assigned by either party without the express prior written consent of the other party. Any assignment purported to be made in violation of the foregoing shall be null and void.
7.    Severability. In the event that any term or portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other terms or portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
8.    Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes any and all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
9.    Governing Law. This Agreement and any proceeding, dispute or controversy (a “Proceeding”) or other matter relating hereto or thereto (or the negotiation hereof) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflicts of law rules or provisions that would compel the application of the laws of another jurisdiction.
10.    Venue. All Proceedings arising out of or relating to this Agreement (or the negotiation hereof) shall be heard and determined exclusively in the Delaware Court of Chancery and the appellate courts therefrom or, solely to the extent such courts lack jurisdiction, any state or federal court sitting in the State of Delaware and any appellate courts therefrom. Consistent with the preceding sentence, the parties hereto hereby (i) irrevocably and unconditionally submit to the exclusive personal jurisdiction of such courts for the purpose of any such Proceeding brought by any party hereto and (ii) irrevocably waive, and unconditionally agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts. Each of the parties hereto agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court other than as provided in this Section 10.
11.    Specific Performance. The parties hereby acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of any party hereunder to consummate the transactions contemplated by this Agreement) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction in accordance with Section 10 of this Agreement, this being in addition to any other remedy to which they are entitled under the terms of this Agreement, at law, in equity or otherwise, and each party hereby waives any requirement for the securing or posting of any bond or other collateral in connection with such remedy or any right to object to any such remedy.

12.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.
13.    Further Assurances. Each of the parties hereto shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transaction contemplated by this Agreement.
14.    Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transaction contemplated by this Agreement is consummated.
15.    Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties. No waiver of any term, provision or condition of this Agreement will be effective unless memorialized in writing and signed by the party against whom such waiver is to be enforced; and no waiver of any breach of this Agreement will be implied from any forbearance or failure of a party to take action thereon. A party’s waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach under this Agreement.
16.    No Third-Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
17.    Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.
18.    Public Announcements. Each of the Sellers, on the one hand, and the Company, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system. Notwithstanding anything to the contrary herein, the Company, on the one hand, and the Sellers, on the other, shall be permitted to make the disclosures required in its filings pursuant to the Exchange Act, in each case without such review and consultation.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the date first above written.

COMPANY:

Adams Resources & Energy, Inc.
By:	/s/ Kevin J. Roycraft
Name:	Kevin J. Roycraft
Title:	President and Chief Executive Officer

SELLERS:

KSA Industries, Inc.
By:	/s/ Amy Adams Strunk
Name:	Amy Adams Strunk
Title:	Chairperson and Chief Executive Officer

/s/ Amy Adams Strunk
Amy Adams Strunk

/s/ Susan Cunningham Lewis
Susan Cunningham Lewis

/s/ Kenneth S. Adams IV
Kenneth S. Adams IV

/s/ Barclay Cunningham Adams
Barclay Cunningham Adams

Jefferson Bank Trustee of the Article VI Trust UWO
Nancy Neville Adams FBO Kenneth S. Adams IV
By:	/s/ Erik Ahlenius
Name:	Erik Ahlenius
Title:	Executive Vice President and Trust Officer

Jefferson Bank Trustee of the Article VI Trust UWO
Nancy Neville Adams FBO Barclay Adams
By:	/s/ Erik Ahlenius
Name:	Erik Ahlenius
Title:	Executive Vice President and Trust Officer

EXHIBIT A

Sellers

Seller Name	Shares	Consideration Payable to Each Seller
KSA Industries, Inc.	1,644,275	$59,193,900.00
Amy Adams Strunk	75,710 (Certificated)* 35,174 (Other)*	$3,991,824.00 (aggregate)
Susan Cunningham Lewis	10,626	$382,536.00
Kenneth S. Adams IV	50,270	$1,809,720.00
Barclay Cunningham Adams	50,668	$1,824,048.00
Jefferson Bank Trustee of the Article VI Trust UWO Nancy Neville Adams FBO Kenneth S. Adams IV	37,855	$1,362,780.00
Jefferson Bank Trustee of the Article VI Trust UWO Nancy Neville Adams FBO Barclay Adams	37,855	$1,362,780.00

*    Held through custodian